Exhibit 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of the Statement on Schedule 13D including any amendments thereto with respect to the shares of common stock, par value $0.01, of ADTRAN Holdings, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: July 20, 2022

EGORA Ventures AG

By:	/s/ Nikolaus Zwick
Name:	Nikolaus Zwick
Title:	Managing Director

By:	/s/ Philipp Weber
Name:	Philipp Weber
Title:	Managing Director

EGORA Investments GmbH

By:	/s/ Nikolaus Zwick
Name:	Nikolaus Zwick
Title:	Managing Director

/s/ Brian Protiva
BRIAN PROTIVA, Reporting Person